Calculation of Filing Fee Tables
S-8
Organon & Co.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share ("Common Stock")	Other	7,800,000	$ 9.98	$ 77,844,000.00	0.0001531	$ 11,917.92
Total Offering Amounts:						$ 77,844,000.00		$ 11,917.92
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 11,917.92
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers, in addition to the number of shares stated above, an indeterminate number of additional shares of Common Stock that may become issuable under the Organon & Co., 2021 Incentive Stock Plan, as amended, in connection with certain corporate transactions or events, including any recapitalization, reorganization, merger, consolidation, spin-off, stock dividend, stock split, or any other similar transaction effected which results in an increase in the number of the outstanding shares of Common Stock. (2) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on June 10, 2025. (3) The Registrant does not have any filing fee offsets.